Exhibit 1.2

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


GUANGSHEN RAILWAY COMPANY LIMITED
(a joint stock limited company incorporated in the People's Republic of China) Stock Code: 525


CONTINUING CONNECTED TRANSACTIONS

The Company has entered into two agreements in respect of the Continuing Connected Transactions with the Parent Company and GS respectively.

The EGM will be held on 3 March 2006 at 9:30 a.m. at which ordinary resolution will be proposed to approve, inter alia, the Continuing Connected Transactions. The voting will be conducted by way of poll. The Parent Company and its associates will abstain from voting on the resolution.

A circular will be despatched to the Shareholders as soon as practicable containing, inter alia, (1) details of the Continuing Connected Transactions;
(2) a letter from the Independent Board Committee with its recommendation to the Independent Shareholders; (3) a letter from the independent financial adviser containing its advice to the Independent Board Committee and the Independent Shareholders; and (4) the notice of the EGM.

The master agreements entered into by the Company with the Parent Company, its subsidiaries and controlled companies in relation to the continuing connected transactions when the Company was listed on the HKSE in 1996 and the waiver from strict compliance with the Listing Rules requirements in relation to those connected transactions will expire in March 2006.

In connected with the Acquisition, the Company has in November 2004 entered into, inter alia, two conditional comprehensive services agreements in relation to certain continuing connected transactions. Such agreements will only become unconditional upon completion of the Acquisition. As it is anticipated that the Acquisition will not be completed before March 2006, the Company entered into the Provisional Parent Comprehensive Services Agreement with the Parent Company to govern certain continuing connected transactions between the Parent Company and its associates during the period between March 2006 and completion of the Acquisition.

CONTINUING CONNECTED TRANSACTIONS

The Company has entered into: (a) the Provisional Parent Comprehensive Services Agreement with the Parent Company; and (b) the GS Comprehensive Services Agreement with GS. These agreements have been entered into on a continuing and regular basis, in the ordinary and usual course of business of the Group, and on arm's length basis between the relevant parties.

GS is a wholly-owned subsidiary of the Parent Company, which is the controlling Shareholder. As at the date of this announcement, the Parent Company and its associates beneficially own 66.99% of the issued share capital of the Company. Each of the Parent Company and GS is hence a connected person of the Company under the Listing Rules. Accordingly, the transactions contemplated under the Provisional Parent Comprehensive Services Agreement and the GS Comprehensive Services Agreement will constitute continuing connected transactions of the Company under Chapter 14A of the Listing Rules.

The GS Comprehensive Services Agreement and the Provisional Parent Comprehensive Services Agreement will replace and supersede all the existing agreements or arrangements which have been entered into between the Company and the Parent Company, its subsidiaries and controlled entities to the extent that they covered the same services including the master agreements entered into by the Company when the Company was listed on the HKSE in 1996.

Each of the Provisional Parent Comprehensive Services Agreement and the GS Comprehensive Services Agreement will be valid upon the Independent Shareholders' approval being obtained until 31 December 2008. The Provisional Parent Comprehensive Services Agreement will cease to have any effect upon completion of the Acquisition at which time the Parent Comprehensive Services Agreement and the Yang Cheng Comprehensive Services Agreement will become effective.

1    Provisional Parent Comprehensive Services Agreement

1.1  Date:

13 January 2006

1.2  Parties

(a) the Parent Company (which by definition shall, for the purpose of the Provisional Parent Comprehensive Services Agreement only, include all the companies, units or departments owned, controlled, managed or used by it during the term of the Provisional Parent Comprehensive Services Agreement, save and except GS and all the companies, units or departments controlled or managed by
GS)

(b) the Company

1.3  Services to be provided:

The comprehensive service arrangement involves a mutual provision of certain services between the Parent Company and the Company. Services to be provided by the Parent Company to the Company include (a) transportation services; and (b) railway related services, whereas services to be provided by the Company to the Parent Company include certain transportation and related services.

1.4  Term:

The agreement will be valid upon Independent Shareholders' approval until 31 December 2008 or the date on which completion of the Acquisition takes place, whichever is earlier.

1.5  Pricing and cap determination:

                                                                              Estimated
                                             Historical Figures             Figures (RMB              Proposed Annual Caps
                                                (RMB million)              million) for the              (RMB million)
                                             For the year ended              year ended               For the year ending
       Types of Services                         31 December                 31 December                  31 December
                                                                                                            (Note 4)
                                          2002        2003        2004                2005        2006        2007        2008
-------------------------------------------------------------------------------------------------------------------------------
   I. Services to be provided by        194.40      204.30      229.90              274.30      372.36      409.60      450.56
              the Parent Company                                                              (Note 5)
         Transportation services
                        (Note 1)
-------------------------------------------------------------------------------------------------------------------------------
        Railway related services         36.30       54.20      136.10              125.64      138.20      152.02      167.23
                        (Note 2)
-------------------------------------------------------------------------------------------------------------------------------
     II. Services to be provided
                  by the Company
         Transportation services         39.20       46.81       60.70               72.50       79.75       87.73       96.50
                        (Note 3)
-------------------------------------------------------------------------------------------------------------------------------

Note 1: Transportation services to be provided by the Parent Company to the Company shall include:

(a) production co-ordination, safety management, the prices of which are determined with reference to the unit cost and the actual volume of services provided by the Parent Company;

(b) leasing of passenger coaches and freight trains, the prices of which are determined in accordance with the settlement method issued by the MOR;

(c) passenger co-ordination, locomotive traction, train repair and ticket sale services, etc., the prices of which are determined in accordance with the following principles:

(i)   market price (if available);

(ii) if market price is not available, settlement method or pricing standards issued by the MOR; and

(iii) if neither (i) or (ii) is available, the pricing shall be determined with reference to the full cost incurred by the Parent Company for the provision of such services plus a mark-up of 8%. Such mark-up is determined on an arm's length basis taking into account the past dealings between the parties, and such pricing policy is same as the pricing arrangement since the Company has been listed on HKSE in 1996.

Note 2: Railway related services to be provided by the Parent Company to the Company shall include:

(a) maintenance service of large scale railroad machinery, track replacement and overhauling services for railroads and bridges, and train repair and maintenance services, the prices for all of which (in case no standard set by the MOR for charging fees is available for track replacement and overhauling services or train repair and maintenance services) are determined with reference to the costs incurred by the Parent Company for the provision of such services plus a mark-up of 8%. Such mark-up is determined on an arm's length basis taking into account the past dealings between the parties, and such pricing policy is the same as the pricing arrangement since the Company has been listed on HKSE in 1996;

(b) agency services for purchase of railway transportation related materials on behalf of the Company, the service fees for which are: (i) 1.5% of the purchased amount for diesel, steel tracks, wheel band, wheel axis, rolled steel wheels and special purpose lubricant for railroads; and (ii) 5% for other materials. Such service fees are determined on an arm's length basis taking into account the past dealings between the parties; and

(c) settlement related services, such as settlement service, provision of financial facilities at prices or on terms either in accordance with the standards set by the MOR, or not less favourable than that offered by or available to the People's Bank of China or other banks.

Note 3: Transportation and related services to be provided by the Company to the Parent Company shall include passenger co-ordination, locomotive traction, train repair and ticket sale services, etc., to the Parent Company, the prices of which are determined in accordance with the principles set out in Note 1(c) above.

Note 4: The proposed caps are determined after taking into account the following factors: (i) the historical and estimated figures as set out in the table above; and (ii) an expected annual growth rate of approximately 10%, with reference to the 2004 GDP growth rate in Guangdong Province (which was approximately 14.2%). The Directors are of the view that the projected growth rates adopted for determining the above caps are fair and reasonable.

Note 5: The proposed cap for transportation services provided by the Parent Company to the Company for year 2006 represents a growth rate of 35.7% as compared with the estimated figure for year 2005. This relatively larger increase is due to the new train services operated by the Company starting in 2006 which requires supporting transportation services from the Parent
Company.

Prepayment will be made each month in an amount equals to the proposed annual cap amount divided by 12, with the balance to be settled quarterly.


2    GS Comprehensive Services Agreement

2.1  Date:

13 January 2006

2.2  Parties:

(a) GS (which by definition shall, for the purpose of the GS Comprehensive Services Agreement only, include companies, units or departments owned, controlled, managed or used by it during the term of the GS Comprehensive Services Agreement)

(b) the Company

2.3  Services to be provided:

Services to be provided by GS shall include security, property management, property construction and maintenance and other services.

2.4  Term:

The agreement will be valid upon Independent Shareholders' approval until 31 December 2008.

2.5  Pricing and cap determination:

                                                                           Estimated
                                      Historical Figures                 Figures (RMB            Proposed Annual Caps
                                         (RMB million)                 million) for the             (RMB million)
                                      For the year ended                  year ended             For the year ending
      Types of Services                   31 December                     31 December                31 December
                                                                                                       (Note 2)
                                     2002       2003       2004                    2005       2006       2007       2008
-------------------------------------------------------------------------------------------------------------------------
   Security and other services      66.74      68.07      94.25                   73.44      74.91      76.41      77.94
                      (Note 1)
-------------------------------------------------------------------------------------------------------------------------

Note 1: Security and other services provided by GS to the Company shall include security services, property management, and construction and maintenance services of property, etc, the prices of which are determined with reference to the costs incurred by GS for the provision of such services plus a mark-up of 8%. Such mark-up is determined on an arm's length basis taking into account the past dealings between the parties, and such pricing policy is the same as the pricing arrangement since the Company has been listed on HKSE in 1996.

Note 2: The proposed caps are determined after taking into account the following factors: (i) the historical and estimated figures as set out in the table above and (ii) an expected annual growth rate of approximately 2%, with reference to the historical growth in cost of services. The Directors are of the view that the projected growth rate adopted for determining the above caps is fair and reasonable.

Prepayment will be made each month in an amount equals to the proposed annual cap amount divided by 12, with the balance to be settled quarterly.


FURTHER DETAILS OF THE CONTINUING CONNECTED TRANSACTIONS

As the aggregate annual amount of the Continuing Connected Transactions is expected to exceed 2.5% of the Relevant Ratio, the Continuing Connected Transactions are subject to the reporting, announcement and independent shareholders' approval requirements as prescribed under Chapter 14A of the Listing Rules. The Board considers that the Continuing Connected Transactions are entered into in the ordinary and usual course of business of the Group, on normal commercial terms, and are fair and reasonable and in the interests of the Company and the Shareholders as a whole. Details of the Continuing Connected Transactions together with the opinions issued by the Independent Board Committee and the independent financial adviser will be set out in the circular to the Shareholders.


REASONS FOR ENTERING INTO THE CONTINUING CONNECTED TRANSACTIONS

The Company is principally engaged in railway passenger and freight transportation businesses between Guangzhou and Shenzhen and certain long-distance passenger transportation services.

The Parent Company (including GS) controls the operation of railway transportation businesses in Guangdong Province, Hunan Province and Hainan Province. With this background and its special role in the railway transportation industry, the Parent Company is the only available provider in the market for certain services that the Company requires in its operations. For services that are possibly available in the market, they are provided by the Parent Company on a cost basis (plus a mark-up of 8%, where applicable) and on terms no less favorable than those obtainable from independent third parties. In addition, certain support or cooperation service arrangements are also required, as a matter of course, from the Parent

Company which administers and controls the operation of the neighboring railway lines. It is therefore not only beneficial but also necessary for the Company to enter into the Continuing Connected Transactions in order to facilitate the operations of the Company.


ANNUAL REVIEW OF THE CONTINUING CONNECTED TRANSACTIONS

The Company undertakes to comply with the rules in relation to the annual review of continuing connected transactions set out in Rules 14A.37 to 14A.41 of the Listing Rules. The Company further undertakes, upon any variation or renewal of the Continuing Connected Transactions, to comply in full with all applicable requirements set out in Chapter 14A of the Listing Rules.


INDEPENDENT SHAREHOLDERS' APPROVAL

It is therefore proposed that an EGM is to be convened on 3 March 2006, at which resolution to approve, inter alia, the Continuing Connected Transactions will be proposed. In this connection, the Parent Company and its associates will abstain from voting for the resolution in respect of the Continuing Connected Transactions.

Holders of the H shares of the Company are advised that the register of members of the Company's H shares will be closed from 1 February 2006 to 3 March 2006 (both days inclusive), during which no transfer of H shares will be registered. Shareholders of the Company whose names appear on the register of members of the Company at 4:00 p.m. on 27 January 2006, or their proxies, are entitled to attend and vote at the EGM.


INDEPENDENT BOARD COMMITTEE

The Independent Board Committee has been established to advise the Independent Shareholders in respect of the Continuing Connected Transactions.


INDEPENDENT FINANCIAL ADVISER

An independent financial adviser will be appointed to advise the Independent Board Committee and the Independent Shareholders in respect of the Continuing Connected Transactions.


EGM

Ordinary resolution to approve, inter alia, the Continuing Connected Transactions will be proposed at the EGM.

The voting in respect of the approval of the resolution regarding the Continuing Connected Transactions will be conducted by way of poll. The Parent Company and its associates will abstain from voting for such resolution.


CIRCULAR

A circular will be despatched to the Shareholders as soon as practicable containing (inter alia) (1) details of the Continuing Connected Transactions;
(2) a letter from the Independent Board Committee with its recommendation to the Independent Shareholders; (3) a letter from the independent financial adviser containing its advice to the Independent Board Committee and the Independent Shareholders; and (4) the notice of the EGM.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"Acquired Assets" the railway transportation business between Guangzhou and Pingshi currently operated by Yang Cheng and all assets and liabilities relating to such business

"Acquisition" the acquisition of the Acquired Assets pursuant to the Acquisition Agreement

"Acquisition Agreement" the conditional sale and purchase agreement entered into between Yang Cheng and the Company dated 15 November 2004 in relation to the Acquisition

"ADSs" American depository shares, each representing 50 H Shares

"associate(s)" has the meaning ascribed thereto under the Listing Rules

"Board" the board of Directors

"Company" Guangshen Railway Company Limited, a joint stock limited company incorporated in the PRC, the H Shares of which are listed on HKSE and the ADSs of which are listed on NYSE

"Continuing Connected Transactions" collectively, the transactions contemplated under the Provisional Parent Comprehensive Services Agreement and the GS Comprehensive Services Agreement

"Directors" the directors of the Company

"EGM" the extraordinary general meeting of the Company to be held on 3 March 2006 at 9:30 a.m.

"GDP" Gross domestic product

"Group" the Company and its subsidiaries

"GS" Guangshen Railway Enterprise Development Company, a wholly-owned subsidiary of the Parent Company

"GS Comprehensive Services Agreement" the conditional comprehensive services agreement entered into between GS and the Company dated 13 January 2006 in relation to the provision of certain services by GS

"H Share(s)" overseas listed foreign Share(s), which are subscribed for and traded in Hong Kong dollars on HKSE

"HKSE" The Stock Exchange of Hong Kong Limited

"Hong Kong" The Hong Kong Special Administrative Region of the PRC

"Independent Board Committee" an independent committee of the Board comprising Mr. Chang Loong Cheong, Ms. Deborah Kong and Mr. Wilton Chau Chi Wai who are independent non-executive Directors

"Independent Shareholders" Shareholders other than the Parent Company and its associates

"Listing Rules" the Rules Governing the Listing of Securities on HKSE

"MOR" Ministry of Railways, PRC

"NYSE" The New York Stock Exchange, Inc.

"Parent Company" Guangzhou Railway (Group) Company, a state-owned enterprise under the administration of the MOR and also the controlling shareholder of the Company

"Parent Comprehensive Services Agreement" the conditional comprehensive services agreement entered into between the Parent Company and the Company dated 15 November 2004 in relation to the mutual provision of services by the Parent Company and/or its associates to the Company or vice versa upon completion of the Acquisition

"PRC" The People's Republic of China

"Provisional Parent Comprehensive Services Agreement" the conditional comprehensive services agreement entered into between the Parent Company and the Company dated 13 January 2006 in relation to the mutual provision of services by the Parent Company and/or its associates to the Company or vice versa

"Relevant Ratio" any of the five ratios (other than the profits ratio in the case of connected transactions) as set out in Rule 14.07 of the Listing Rules

"RMB" Renminbi, the lawful currency of the PRC

"Shareholder(s)" holder(s) of Shares

"Share(s)" shares of nominal value RMB 1.00 each in the share capital of the Company

"Yang Cheng" Guangzhou Railway Group Yang Cheng Railway Company, a PRC state-owned enterprise and a wholly-owned subsidiary of the Parent Company

"Yang Cheng Comprehensive Services Agreement" the conditional comprehensive services agreement entered into between Yang Cheng and the Company dated 15 November 2004 in relation to the mutual provision of services by Yang Cheng and/or its associates to the Company or vice versa upon completion of the Acquisition

"HK$" Hong Kong dollars, the lawful currency of Hong Kong

"%" per cent



By Order of the Board
Guangshen Railway Company Limited
Guo Xiangdong
Company Secretary


Shenzhen, the PRC, 13 January 2006


As at the date of this announcement, the Board comprises:


Executive Directors
Wu Junguang
Li Kelie
Yang Jinzhong


Non-executive Directors
Hu Lingling
Wu Houhui
Wen Weiming


Independent Non-executive Directors
Chang Loong Cheong
Deborah Kong
Wilton Chau Chi Wai